EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 07/14/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.88%	-0.95%	8.82%
Class B Units	-0.90%	-0.99%	8.32%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JULY 14, 2006

The Grant Park Futures Fund sustained minor trading losses over the past week. Positions in the interest rate, currency and soft/agricultural commodities accounted for the bulk of setbacks; gains came from positions in the metals and energies.

Short positions in the interest rate sector incurred losses as prices for interest rate products rallied around the globe. Prices for U.S. Treasury notes rose on what analysts described as safe haven buying after Israel bombed Hezbollah’s headquarters in Lebanon as well as Beirut’s airport after Hezbollah guerillas kidnapped two Israeli soldiers. Analysts suggested that prices were also higher after it was reported that a terrorist bombing in India’s financial center of Mumbai had killed 160 people. Short positions in the German bund, Eurodollar and LIFFE Euribor posted losses as those financial instruments settled higher for the week.

Long positions in the euro and Canadian dollar experienced setbacks as the dollar rallied on the news that the U.S. trade deficit was lower than expected in May. The U.S. government announced on Wednesday that the trade deficit widened to $63.84 billion in May, less than the $64.9 billion that economists had anticipated.

Short positions in the soft/agricultural commodities experienced losses as prices for cotton rose after the United States Department of Agriculture reported that 2006/07 world production of the fiber was down from estimates that were released last month, with the December contract closing 0.28 cents better on the week. Long positions in sugar and orange juice also incurred losses.

Long positions in the metals sector posted gains as prices for copper and nickel rallied. Long positions in the gold market were profitable as the precious metal traded higher on fears of an escalation of violence in the Middle East. The August contract on COMEX closed at $668.00 per ounce, up $33.20 for the week.

Lastly, long positions in the energy sector posted gains as Middle East tensions had investors worried about energy supplies. September crude oil settled at $78.71 per barrel, $3.48 higher than last week’s close as analysts suggested that the situation in Lebanon and questions regarding Iran’s nuclear ambitions gave investors cause for concern. Reports of a fall in U.S. crude inventories also contributed to higher prices. Long positions in unleaded gasoline also posted gains.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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